Filed Pursuant to Rule 433
                                                         File No.: 333-130786-03


September 12, 2006                                             JPMCC 2006-CIBC16


                             Free Writing Prospectus
                     (Structural and Collateral Information)

                    ----------------------------------------

                                 $1,972,947,000
                                  (Approximate)

       J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES TRUST 2006-CIBC16
                  COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                               SERIES 2006-CIBC16

                    ----------------------------------------



                            JPMorgan Chase Bank, N.A.
                                    CIBC Inc.
                              Mortgage Loan Sellers



JPMorgan                                                      CIBC World Markets
                               Wachovia Securities
This material is for your information, and none of J.P. Morgan Securities Inc., CIBC World Markets Corp. and Wachovia Capital Markets, LLC (collectively, the "Underwriters") are soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130786) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor or any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 866-400-7834 or by emailing Avinash Bappanad at bappanad_avinash@jpmorgan.com.

The offered certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of offered certificates to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

As a result of the foregoing, you may commit to purchase offered certificates that have characteristics that may change, and you are advised that all or a portion of the offered certificates may not be issued that have the characteristics described in these materials. Our obligation to sell offered certificates to you is conditioned on the offered certificates that are actually issued having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the depositor nor any underwriter will have any obligation to you to deliver any portion of the offered certificates which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery. You have requested that the Underwriters provide to you information in connection with your consideration of the purchase of certain offered certificates described in this free writing prospectus. This free writing prospectus is being provided to you for informative purposes only in response to your specific request. The Underwriters described in this free writing prospectus may from time to time perform investment banking services for, or solicit investment banking business from, any company named in this free writing prospectus. The Underwriters and/or their employees may from time to time have a long or short position in any contract or certificate discussed in this free writing prospectus. To the extent that the information contained herein does not update or modify information contained in the free writing prospectus (the "Transaction Free Writing Prospectus") dated September 1, 2006, the information contained herein is supplemented and qualified by information contained in the Transaction Free Writing Prospectus.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY THE UNDERWRITERS AND NOT BY THE ISSUER OF THE SECURITIES OR ANY OF ITS AFFILIATES. THE UNDERWRITERS ARE NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE PROPOSED TRANSACTION.

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


                                                               JPMCC 2006-CIBC16

                           Certain Updated Information

   The following information in this free writing prospectus modifies the information contained in the free writing prospectus dated September 1, 2006 (the "Transaction Free Writing Prospectus"): With respect to (i) the two references to "February 12, 2012" on page S-20 of the Transaction Free Writing Prospectus, (ii) the two references to "February 12, 2012" on page S-132 of the Transaction Free Writing Prospectus, (iii) the two references to "February 12, 2012" on page S-187 of the Transaction Free Writing Prospectus and (iv) the two references to "February 12, 2012" on page S-190 of the Transaction Free Writing Prospectus, such references are hereby deleted and replaced with "February 12, 2013". With respect to the four references to "February 12, 2012" on page S-150 of the Transaction Free Writing Prospectus, such references are hereby deleted and replaced with "February 12, 2013".






























                                      2 of 2
THE INFORMATION IN THIS FREE WRITING PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED PRIOR TO THE TIME OF SALE. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

This announcement (which includes only the attached file) shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities referenced in this announcement in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The distribution of materials relating to the offering, and the transactions contemplated by the offering, may be restricted by law in certain jurisdictions. If materials relating to the offering come into your possession, you are required by the Issuer to inform yourself of and to observe all of these restrictions. The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the offering be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by the underwriters or such affiliate on behalf of the Issuer in this jurisdiction.

THIS ANNOUNCEMENT IS NOT TO BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND IS NOT TO BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY FURTHER FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS ANNOUNCEMENT IN WHOLE OR IN PART IS UNAUTHORIZED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. Any offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance. An indication of interest in response to this announcement will involve no obligation or commitment of any kind.

You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the "Reply" function on your e-mail software, will be ignored or rejected.

Investors in the United States may obtain further information by contacting their sales person at JPMorgan at telephone No. (212) 834-9326.

This communication is for informational purposes only. It is not intended as an offer or solicitation for the purchase or sale of any financial instrument or as an official confirmation of any transaction. All market prices, data and other information are not warranted as to completeness or accuracy and are subject to change without notice. Any comments or statements made herein do not necessarily reflect those of JPMorgan Chase & Co., its subsidiaries and affiliates.

This transmission may contain information that is privileged, confidential, legally privileged, and/or exempt from disclosure under applicable law. If you are not the intended recipient, you are hereby notified that any disclosure, copying, distribution, or use of the information contained herein (including any reliance thereon) is STRICTLY PROHIBITED. Although this transmission and any attachments are believed to be free of any virus or other defect that might affect any computer system into which it is received and opened, it is the responsibility of the recipient to ensure that it is virus free and no responsibility is accepted by JPMorgan Chase & Co., its subsidiaries and affiliates, as applicable, for any loss or damage arising in any way from its use. If you received this transmission in error, please immediately contact the sender and destroy the material in its entirety, whether in electronic or hard copy format. Thank you.